SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 8-A/A

                             (AMENDMENT NO. 1)

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                    THE SECURITIES EXCHANGE ACT OF 1934

                         AMERUS LIFE HOLDINGS, INC.
           (Exact name of registrant as specified in its charter)

        IOWA                                     42-1459712
  (State of Incorporation                     (I.R.S. Employer
   or Organization)                           Identification Number)

   699 WALNUT STREET, DES MOINES, IOWA                     50309
   (Address of Principal Executive Offices)              (Zip Code)



If this Form relates to the registration of a      If this Form relates to the registration of a
class of securities pursuant to Section 12(b) of   class of securities pursuant to Section 12(g) of
the Exchange Act and is effective pursuant to      the Exchange Act and is effective pursuant to
General Instruction A.(c), please check the        General Instruction A.(d), please check the
following box.  [  ]                               following box.  [x/]


Securities act registration statement file number to which this form relates: Not applicable
                    (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                 Name of Each Exchange on Which
        to be so Registered                 Each Class is to be Registered

              None                                 Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                       CLASS A COMMON STOCK WARRANTS
                              (Title of Class)



ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        On December 19, 1997, in accordance with the Amended and Restated Agreement and Plan of Merger dated as of September 19, 1997 and amended and restated as of October 8, 1997 ("Merger Agreement") among AmerUs Life Holdings, Inc. (the "Registrant"), AmVestors Financial Corporation ("AmVestors") and AFC Corp., a wholly-owned subsidiary of the Registrant ("Merger Sub"), (i) Merger Sub merged with and into AmVestors ("Merger"), as a result of which AmVestors became a wholly-owned subsidiary of the Registrant, and (ii) each share of common stock, no par value, of AmVestors ("AmVestors Common Stock") was converted into the right (the "Merger Consideration") to receive 0.6724 of one share of the Registrant's Class A common stock, no par value ("AmerUs Common Stock"). AmVestors previously issued warrants (the "Warrants") pursuant to the Warrant Agreement dated April 8, 1996 (the "Warrant Agreement") between AmVestors and ChaseMellon Shareholder Services, L.L.C., (as successor Warrant Agent to Boatmen's Trust Company), entitling the holders thereof to acquire shares of AmVestors Common Stock issued. The following summary describes certain provisions of the Warrants and the Warrant Agreement as they exist on the date hereof, and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Warrants and the Warrant Agreement.

        Under the terms of the Warrant Agreement, as a result of the Merger, the Warrants entitle the holders thereof to acquire shares of AmerUs Common Stock. Each Warrant entitles the holder thereof to purchase
 .6724 shares of AmerUs Common Stock at a price of $16.42 (the "Exercise Price") for each share of AmVestors Common Stock previously represented by such warrant, subject to adjustment as described below, provided that the Warrants are exercisable only for whole shares and no fractional shares will be issued. The Warrants are exercisable at any time until 5:00 p.m., Central Standard time, on April 3, 2002. The purchase price can be paid only in lawful money of the United States.

        The Warrant Agreement contains provisions that protect the Warrant holders against dilution by adjustment of the Exercise Price and/or the number of shares of AmerUs Common Stock exercisable pursuant to the Warrant in certain events including, but not limited to, (i) stock dividends, stock splits, reverse stock splits or combinations, (ii) capital reorganizations, reclassifications of AmerUs Common Stock, any merger or consolidation of AmerUs or the sale or other transfer of all or substantially all of the assets of AmerUs, (iii) issuances of AmerUs Common Stock or options, rights or warrants to acquire AmerUs Common Stock below a specified closing price, or (iv) certain distributions, payments or transfers by AmerUs to holders of AmerUs Common Stock. AmerUs must provide holders of the Warrants with prior written notice of the facts accounting for any such anti-dilution adjustment and the method of calculation used. Holders are also entitled to prior notice in the event AmerUs authorizes the issuance of rights or warrants to acquire shares of AmerUs Common Stock or any subscription rights or warrants to all holders of AmerUs Common Stock or in the event of the voluntary or involuntary dissolution, liquidation or winding-up of AmerUs.

        The Warrants have been registered by AmerUs under the Securities Exchange Act of 1934, as amended, pursuant to a registration statement on Form 8-A. AmerUs is also required to register or qualify the Warrants and the shares of AmerUs Common Stock issuable upon exercise of the Warrants under the applicable securities laws of each jurisdiction in which such registration or qualification is necessary.

        All such shares of AmerUs Common Stock, when issued upon such exercise, and upon payment of the Exercise Price, will be validly issued, fully paid and non-assessable, free from any preemptive rights and taxes, liens, charges and security interests.

        The Warrants and the Warrant Agreement are governed by the laws of the State of Kansas.

ITEM 2.  EXHIBITS.

        1.1  Warrant Agreement
        1.2  Form of Warrant Certificate
        1.3  Press Release dated January 15, 1998



                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    AMERUS LIFE HOLDINGS, INC.


Date:  January 15, 1998             BY:   /s/ Joseph K. Haggerty
                                       -------------------------
                                       Name:  Joseph K. Haggerty
                                       Title: Senior Vice President